SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934




Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


 ...................................RANGER INDUSTRIES, INC......................
                (Name of Registrant as Specified In Its Charter)

 .........................PURE GROUP, INC., a Delaware corporation...............
     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:
         ......................................................................
         2) Aggregate number of securities to which transaction applies:
         ......................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ......................................................................
         4) Proposed maximum aggregate value of transaction:
         ......................................................................
         5) Total fee paid:
         ......................................................................
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
         2) Form, Schedule or Registration Statement No:
         3) Filing Party:
         4) Date Filed:


C/M:  10302.0046 503147.1

                                PURE GROUP, INC.
                                  P.O. BOX 1028
                            LAKE WORTH, FLORIDA 33460
-------------------------------------------------------------------------------


Dear Fellow Stockholders of RANGER INDUSTRIES, INC:

       The current Board of Directors of Ranger Industries, Inc., was installed on February 28, 1990, pursuant to a plan of reorganization and related order of the United States Bankruptcy Court. That plan left in the hands of the current board approximately $950,000, with which the current board was expected to acquire a business or otherwise return the Company to profitable operations.

More than seven years later, the Company has virtually

NO ASSETS...

       NO OPERATIONS...

                    NO BUSINESS...

                                  NO FINANCIAL RESOURCES...

and, in the words of the current Board, "is a net user of cash."

       On July 29, 1997, at Ranger's first annual meeting of stockholders in seven years, you will have a chance to elect an alternative slate to that of the current Board -- a slate that is determined to take action to enhance the value of Ranger Common Stock. Please read the enclosed material and then sign and return your GREEN proxy card today!

                                   Sincerely,

                                   Pure Group, Inc.

                                   By:  ISAAC PERLMUTTER, President

       If you need assistance in voting your shares, please call Beacon Hill Partners, at 1-800-854- 9486 (toll free) or 212-843-8500 (collect).

       PLEASE PROMPTLY FILL OUT AND SIGN THE GREEN PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE. STOCKHOLDERS ARE NOT REQUIRED TO ATTEND THE ANNUAL MEETING TO BE AUTHORIZED TO FILL OUT AND SIGN THE GREEN PROXY CARD.

C/M:  10302.0046  502903.2

                                 PROXY STATEMENT
                             TO THE STOCKHOLDERS OF
                             RANGER INDUSTRIES, INC.

       This statement (the "Proxy Statement" or the "Opposition Proxy Statement") and the accompanying GREEN proxy card (the "Proxy Card" or the "Opposition Proxy Card") are being distributed by Pure Group, Inc., a Delaware corporation (the "Soliciting Stockholder"), to the stockholders of Ranger Industries, Inc., a Connecticut corporation (the "Company") with its principal executive office c/o Zeisler & Zeisler, 558 Clinton Avenue, Bridgeport, Connecticut 06605, in connection with the 1997 annual meeting of stockholders of the Company (the "Annual Meeting"), which has been called for July 29, 1997, to be held at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, commencing at 10:30 am. The only business known to the Soliciting Stockholder to be transacted at the Annual Meeting is the election of directors. The Company has determined that stockholders of record at the close of business on June 16, 1997 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting.

       The current Board of Directors of the Company (the "Current Board") was installed on February 28, 1990, as part of the conclusion of the Company's voluntary bankruptcy proceeding (see "Reasons for Electing a New Board"). The Company has not held an annual meeting for the election of directors since that time - over 7 years - in violation of the Company's By-laws, and in violation of certain provisions of the Connecticut Business Corporation Act (the "BCA"). Under the By-laws, the Company is required to hold an annual meeting of stockholders each year. The Current Board's failure to hold an annual meeting in 7 years deprived the stockholders of the Company of an opportunity to evaluate the Current Board's performance and act upon such evaluation. In those 7 years, the Company went from highly liquid to illiquid, and the stockholders' equity decreased from $950,000 to a negative $21,352 (as of December 31, 1996). This represents accumulated losses under the Current Board of $1,046,362, with no end in sight. See the discussion under "Reasons for Electing a New Board."

       The Soliciting Stockholder believes that it forced the Current Board to call the Annual Meeting as a result of a lawsuit commenced by the Soliciting Stockholder (as more fully described in "Reasons for Electing a New Board - Background" below). As part of a stipulation entered in court that led to the call of the Annual Meeting, the Soliciting Stockholder has agreed to pay the reasonable and necessary expenses of the Annual Meeting, which include (i) the fees and disbursements of the Company's transfer agent in determining the identity of the stockholders entitled to notice of and to vote at the meeting, providing inspectors of election, and certain related ministerial duties in connection with the Annual Meeting, (ii) the fees of securities brokers and similar persons who are nominees of the beneficial owners of Company's Common Stock, and record, (iii) the costs of printing the Notice of Meeting, (iv) the costs of mailing the Notice of Meeting, and (v) rental of a suitable conference room and related facilities for the holding of the Annual Meeting. The Soliciting Stockholder will seek reimbursement of these costs, regardless of the outcome of the Annual Meeting, following the Annual Meeting. In light of the Company's lack of available cash, such payment may be made with Common Stock.

       This   Opposition   Proxy   Statement  is  first  being   distributed  to
stockholders of the Company on or about June 20, 1997.


C/M:  10302.0046  502903.2

Vote Required;  Procedure for Voting for the New Board

       Based on information filed with the Securities and Exchange Commission by the Company, there are 4,000,000 shares of common stock, $0.01 par value (the "Common Stock") outstanding, and the Directors of the Company are elected by a plurality of the Stockholders present (in person and by proxy) at the Annual Meeting, provided that a quorum is present; a quorum consists of a simple majority - 2,000,001 shares as of the date hereof - of the outstanding shares of Common Stock. Stockholders intending to vote for the nominees of the Soliciting Stockholder described herein (the "New Board") should fill out the GREEN Proxy Card which accompanies this Proxy Statement, including the number of shares they hold and their current mailing address, and sign the GREEN Proxy Card and mail it, in the enclosed envelope. The Proxies named in the Proxy Card will vote FOR the election of the New Board, and will vote in their discretion on any procedural matters that come before the Annual Meeting, with a view to effecting the election of the New Board.

       Abstentions and failures by stockholders to vote have the effect of reducing the absolute number of shares required to win any vote. Shares held by nominee-owners that are present but not voted on a proposal because the nominee-owners do not have discretionary voting power and have not been instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exits, but will not be counted in determining whether a proposal has been approved. If a quorum is not obtained, the Current Board would remain in office until a quorum is obtained. IT IS THEREFORE MOST IMPORTANT THAT STOCKHOLDERS WHO WANT TO REMOVE THE CURRENT BOARD PROMPTLY SIGN AND RETURN THE GREEN PROXY CARD.

       The Proxy Card confers no authority to vote on any substantive matter which may come before the Annual Meeting, other than the election of directors and the adjournment or postponement of the meeting if requested or supported by the Soliciting Stockholder if a quorum is not present.

       A stockholder may revoke the Proxy by delivering written notice thereof to the Proxy Solicitor, at 90 Broad Street - 20th Floor, New York, New York 10004, or to the Secretary of the Company, c/o Zeisler & Zeisler, 558 Clinton Avenue, Bridgeport, Connecticut 06605, provided that such revocation is received prior to the time the Annual Meeting, or by attending the Annual Meeting and voting thereat. A revocation may be in any written form provided that it is dated later than the Proxy Card and is signed by the stockholder.

Manner of Solicitation;  Costs

       Mr. Isaac Perlmutter, the President, a director and the sole stockholder of the Soliciting Stockholder, and Messrs. Morton E. Handel and Raymond Minella, all of whom constitute the Proposed New Board, are participating with the Soliciting Stockholder in this solicitation. In addition to the mailing of this Opposition Proxy Statement and GREEN Proxy Card, Messrs. Perlmutter, Handel and Minella, may make telephone calls, facsimile transmissions and other solicitations, in person or otherwise, to certain stockholders of the Company for the purpose of acquiring their proxies. In addition, the Soliciting Stockholder has engaged Beacon Hill Partners, Inc. (the "Proxy Solicitor") to assist the Soliciting Stockholder in such efforts and to collect and tally the proxies, and to perform certain other

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C/M:  10302.0046  502903.2
advisory and administrative services in connection with the Opposition Proxy Statement, including telephone calls and other communications with stockholders of the Company, and with securities brokers, banks and other nominee stockholders. The Proxy Solicitor has informed the Soliciting Stockholder that approximately 15 to 20 of the Proxy Solicitor's employees will devote portions of their time to solicitation on behalf of the Soliciting Stockholder. The Proxy Solicitor will receive a fee of $10,000, an additional fee of $15,000 if the New Board is elected, and reimbursement of its expenses incurred in performing its services on behalf of the Soliciting Stockholder, estimated to be approximately $15,000.

       The cost of this solicitation (including printing and mailing, attorneys' fees, the fees and expenses of the Proxy Solicitor, and the fees and expenses incurred in connection with the litigation to cause the Company to call the Annual Meeting) is being paid by the Soliciting Stockholder. The Soliciting Stockholder has incurred expenses of approximately $90,000 to date, including $30,000 of litigation expenses, and expects to spend approximately $157,500 in the aggregate. In addition, the Soliciting Stockholder has agreed to advance to the Company the reasonable costs necessary to conduct the Annual Meeting, which include the costs of preparing the notice to the stockholders of the Company, the costs of mailing such notice, paying for the facilities at which the Annual Meeting will be held and the costs of the Company's transfer agent. The Soliciting Stockholder does not believe that such expenses will exceed $5,000 but there can be no assurances that the costs will not exceed such amount. The Soliciting Stockholder intends to request the Company to reimburse the Soliciting Stockholder for such expenses, including the costs advanced to the Company, if the New Board is elected. The New Board, if elected, is expected to approve that request, without seeking stockholder approval. As noted above, because of the Company's lack of cash, such payment may be made in the form of Common Stock. If payment is to be made in the form of Common Stock, the New Board would have to determine the fair market value of the Common Stock. Because the Company's stock is thinly traded and is not listed on any stock exchange or quoted on NASDAQ, the amount so determined might be higher or lower than the reported bid and ask quotations. The New Board would be subject to its fiduciary duty to the stockholders of the Company in making any such valuations. Issuance of any such shares would reduce the percentage ownership interests of other stockholders of the Company. For example, if the fair market value of the Common Stock were determined to be $0.8125 per share (the closing ask price on June 16,
1997), and all the aforementioned expenses were to be reimbursed with Common Stock, the number of shares to be issued would be determined by dividing the aggregate of the aforementioned expenses, i.e., $162,500, by $0.8125, and the number of shares to be issued to the Soliciting Stockholder would be 200,000 (the "Reimbursement Shares"). The Reimbursement Shares would constitute approximately 5.0% of the shares of the Common Stock currently outstanding.

       Upon request, the Company, by using funds provided by the Soliciting Stockholder, will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of the shares of Common Stock of the Company.

       PLEASE PROMPTLY FILL OUT AND SIGN THE GREEN PROXY CARD AND
       RETURN IT IN THE POSTAGE-PAID ENVELOPE. STOCKHOLDERS ARE NOT REQUIRED TO ATTEND THE ANNUAL MEETING TO BE AUTHORIZED TO SIGN THE GREEN PROXY CARD.


                                        3
C/M:  10302.0046  502903.2

                        REASONS FOR ELECTING A NEW BOARD

Background

       The Soliciting Stockholder and the Litigation. The Soliciting Stockholder is seeking to replace the Current Board and the executive officers of the Company with persons who would evaluate alternative strategies to improve the value of the Common Stock. To that end, the Soliciting Stockholder commenced a lawsuit in Connecticut Superior Court for the Judicial District of Fairfield at Bridgeport, Docket No. CV-97-0342437S, under the name "Pure Group, Inc. v. Ranger Industries, Inc., James B. Rubin, et al.," which resulted in the Current Board's call - for the first time in 7 years - of an Annual Meeting of Stockholders, to be held on July 29, 1997.

       Past Bankruptcy and Reorganization. The predecessor of the Company (the "Predecessor Company") was a toy manufacturer, Coleco Industries, Inc., whose principal product during the mid- 1980's was Cabbage Patch Dolls -- a line of toy dolls which became a major fad and caused the Predecessor Company to experience record sales in 1985. In 1986 and 1987 the Predecessor Company's sales of that product line dropped precipitously. In July 1988, the Predecessor Company filed a Chapter 11 petition seeking protection under the United States Bankruptcy Code (the "Chapter 11 Reorganization"), and on February 28, 1990, the Bankruptcy Court approved a plan of reorganization (the "Plan of Reorganization" or the "Plan") which, among other things, (i) cancelled all common stock of the Predecessor Company then outstanding, (ii) provided for the distribution of new common stock (i.e., the class of Common Stock currently outstanding) to the general unsecured creditors, (iii) installed the Current Board as the directors of the Company, (iv) transferred all cash, cash equivalents and investment securities then owned by the Predecessor Company, except for $950,000 in cash and cash equivalents, to two trusts, known as the "Reorganization Trust," and the "Product Liability Trust," for the benefit, respectively, of general unsecured creditors and certain tort claimant creditors of the Predecessor Company, and (v) called for the Current Board to acquire a business or otherwise develop operations for the Company. An affiliate of the Soliciting Stockholder, Tangible Media, Inc., acquired its 34,037 shares of Common Stock by virtue of its status as a creditor of the Predecessor Company in the Chapter 11 Reorganization.

       One of the Soliciting Stockholders's nominees for a seat on the Board of Directors is Mr. Morton E. Handel, who was an officer of the predecessor of the Company for more than 15 years prior to 1990. Mr. Handel was elected to be the Chief Executive Officer of the Predecessor Company in May 1988, when the Predecessor Company was in financial distress, and implemented the Predecessor Company's Chapter 11 proceeding two months thereafter. As Chief Executive Officer, he oversaw the liquidation of the Predecessor Company's assets, which was substantially completed by the time the Plan was approved in 1990. For approximately 18 months thereafter, Mr. Handel continued to serve as a consultant to the trustee of the Reorganization Trust in connection with the continuing liquidation of the Predecessor Company's remaining assets. Before his election as the Chief Executive Officer, Mr. Handel was an Executive Vice President of the Predecessor Company, in the period from 1983 to 1988, and he was Chief Financial Officer of the Predecessor Company from 1974 through 1982.


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C/M:  10302.0046  502903.2

       Mr. Handel's duties as Executive Vice President of the Predecessor Company from 1983 to 1988 consisted of corporate communications, investor relations, and corporate development, including mergers and acquisitions. During that period, Mr. Handel had no responsibility for sales, manufacturing, forecasting, financial controls or any other operating matters of the Predecessor Company. Accordingly, the causes of the Predecessor Company's insolvency and the need for a Chapter 11 reorganization were outside the scope of Mr. Handel's responsibilities during that period. Moreover, Mr. Handel was the officer chosen to lead the Predecessor Company when it was obviously in financial distress, and as such officer he mitigated the losses of the Predecessor Company's creditors and stockholders by overseeing a successful - under the circumstances - liquidation of the Predecessor Company's assets.

       Mr. Handel terminated his relationship with the Company because he had substantially completed his assignment, i.e., to liquidate the Predecessor Company's assets. The Current Board was installed as a result of the requests of the creditors and the determination of the Bankruptcy Court. The current
President of the Company - a member of the Current Board - had served as chairman of the creditors' committee.

The Current Board's Record of Failure

       The Current Board has been in office for over seven years. Some highlights of the Company's operating and financial performance in those 7 years illustrate the abysmal record of the Current Board. As reported in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 (the "Annual Report"), and as shown on the Company's financial statements as of and for the year ended December 31, 1996 (the "1996 Financial Statements" or the "Financial Statements") included in the Annual Report, the Company, under the Current Board, has depleted substantially all of its assets and has not implemented any plan for developing profitable operations. Some important disclosures in the Annual Report and the 1996 Financial Statements include the following:

       o The Company's only feasible business potential is an acquisition strategy designed to generate earnings and cash flow. The Current Board has been saying this for every year that the Current Board has been writing the Annual Report. The Current Board has patently failed in this strategy and has not developed any alternatives. (See Annual Report, "Management's Discussion and Analysis of Financial Condition and Results of Operations").

       o The Company has been unable to identify investors and suitable acquisitions and lacks liquidity.

       o Restrictions on the use of the Company's tax loss carryforwards make it difficult for the Company to make use of its tax loss carryforwards. (Annual Report, "Management's Discussion and
              Analysis of Financial Condition and Results of Operations, Overview," page 4.)

       o The Company had a working capital deficit of approximately $21,000 as of December 31, 1996.

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C/M:  10302.0046  502903.2

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       o      As of April 8, 1997, the Company had cash on hand of approximately
              $5,000. (Annual Report, page 5, last paragraph.)

       o For each of the last three complete fiscal years, the Company had no operating revenue, and interest income declined from approximately $7,000 in 1994 to less than $500 in 1996. (Annual Report, page F-4, Consolidated Statements of Operations and Retained Deficit.)

       o The Company has no existing credit lines or commitments from any lenders. (Annual Report, page 5, 5th paragraph.)

       o The Company is a net user of cash. (Annual Report, page 5, 5th paragraph.)

       o The Company's projected operating costs and expenses for calendar 1997 are approximately $100,000. (Annual Report, page 5, last paragraph.)

       The clear implication of the last item is that, under the management of the Current Board, it costs the Company $100,000 to do absolutely nothing of value for the stockholders.

       According to the information provided by the Current Board, the Company has paid the president of the Company, who is a member of the Current Board, over the last 7 years, not less than $279,000, and the Company has paid an additional $115,200 to an affiliate of the president. Those payments constitute more than 40% of the liquid assets that the Company had when the Current Board was installed. The payments slowed down or stopped only in the 4th quarter of 1996, when the Company was virtually out of cash.

       Based on the foregoing information, taken from Current Management's own report to stockholders, the Soliciting Stockholder has concluded that the Current Board long ago reached a dead end and completely lacks the ability to revive the Company and improve the value of the Company to the stockholders. The Company has virtually no liquid assets or prospects of obtaining any. The Current Board believes that the only way for the Company to stay in business is to acquire another business, but the Company apparently has nothing to offer.

                               PROPOSED NEW BOARD

       At the Annual Meeting, the Soliciting Stockholder will propose the election of a new board of directors (the "New Board" or the "Proposed New Board"), which will consist of the following persons (the "Nominees," which term, when the context requires, includes the Additional Nominees named below):

       Name                                      Age    Proposed Positions
                                                         with the Company

       Isaac Perlmutter..........................53     Director
       Morton E. Handel..........................62     Director
       Raymond Minella...........................47     Director


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C/M:  10302.0046  502903.2

       Isaac Perlmutter ("Perlmutter") is and has been for more than 5 years an independent investor. He has been the President and a director of the Soliciting Stockholder since it was organized in December 1996. Mr. Perlmutter has been a director and principal stockholder of Toy Biz, Inc., a publicly held company, since April 1993, was the sole stockholder of the predecessor company of Toy Biz, Inc., from 1990 to 1993, and served as Chairman of the Board of Toy Biz, Inc., until March 1995. As an independent investor for more than the past five years, Mr. Perlmutter has or has had controlling interests in Remington Products Company, a manufacturer of electric razors and other personal care products, Westwood Industries, Inc., a manufacturer and distributor of table and floor lamps, Job Lot Incorporated (and its predecessor), a discount oriented retail chain, Tangible Media, Inc., a media buying and barter advertising agency, and REC Sound Incorporated, a distributor of licensed novelty electronics, and he is also the majority stockholder of Classic Heroes, Inc., a distributor of apparel manufactured under licenses from comic book, cartoon and similar characters. He is the sole stockholder of the Soliciting Stockholder, which is the record owner of 90,000 shares of Common Stock. Mr. Perlmutter is also the sole stockholder of Tangible Media, Inc., which is the beneficial owner of 34,037 shares of Common Stock, and the beneficial owner of an additional 61,840 shares of Common Stock. By virtue thereof, Mr. Perlmutter is the beneficial owner of an aggregate of 185,877 shares of Common Stock of the Company. His business address is c/o Pure Group, Inc., P.O. Box 1028, Lake Worth, Florida 33460. Tangible Media's business address is 685 Third Avenue, New York, New York 10017.

       Morton E. Handel ("Handel") is President of S&H Consulting, Ltd., a privately held financial consulting firm, a position he has held since 1991. From 1988 through February 28, 1990, he was Chairman of the Board and Chief
Executive Officer of Coleco Industries, Inc., the predecessor to the Company ("Coleco" or the "Predecessor Company"), and was Executive Vice President of Coleco from 1983 to 1988. S&H Consulting, Ltd., and Mr. Handel from time to time serve as consultants to Mr. Perlmutter and to various businesses in which Mr. Perlmutter is a substantial stockholder. Mr. Handel is also Chairman of the Board of Concurrent Computer Corporation, a Director and Chairman of the Audit Committee of CompUSA, Inc., and a Director and Chairman of the Audit Committee of Ithaca Industries, Inc., each of which is a publicly held company. Mr. Handel is the beneficial owner of 198,167 shares of Common Stock of the Company. His business address is c/o S&H Consulting, Ltd., 1 Regency Drive, Bloomfield, Connecticut 06002.

       Raymond Minella is a co-founder of Berenson Minella & Company, an investment banking firm, and has been a managing partner since 1992. Prior to founding Berenson Minella & Company, Mr. Minella was co-head of the merchant banking group of Merrill Lynch & Co., an investment banking firm. Mr. Minella and Berenson Minella & Company have performed advisory services for various businesses in which Mr. Perlmutter is or has been a substantial stockholder. Mr. Minella is not the record or beneficial owner of any shares of Common Stock. His business address is c/o Berenson Minella & Company, 667 Madison Avenue, New York, New York 10021.

       The By-laws of the Company provide for a board of between 3 and 7 directors, as determined by the Board. At the present time, the number of seats on the Board is 3, and counsel for the Company have advised counsel for the Soliciting Stockholder that the Current Board has no current plans to increase the number of members of the Board. If, however, the number of directors is increased prior

                                        7
C/M:  10302.0046  502903.2
to the Annual Meeting, the Soliciting Stockholder will nominate the following additional persons (the "Additional Nominees"):

Name                                                       Age

Alan Fine...................................................46
Robert Grosser..............................................33
David B. Kramer.............................................64
Lawrence Mittman............................................46


       Alan Fine is and has been Chief Operating Officer of Toy Biz, Inc., of New York, New York, since April 1996. For more than 5 years prior thereto, he was an executive officer (President and Chief Operating Officer for one year and Senior Vice President and General Merchandise Manager for more than 5 years prior thereto) of Kaybee Toys, of Pittsfield, Massachusetts. Mr. Fine is the beneficial owner of 400 shares of the Common Stock of the Company.

       Robert Grosser ("Grosser") has been the director of loss prevention for Tangible Media, Inc., for the last 2 years. For three years prior thereto, he was director of loss prevention for Remington Products, Inc., of Bridgeport, Connecticut. Mr. Perlmutter was a substantial stockholder of that company while Mr. Grosser was employed there. Mr. Grosser has been a director and officer of the Soliciting Shareholder since December 1996. Mr. Grosser owns 5,000 shares of the Common Stock of the Company.

       David B. Kramer has been, for more than the last 5 years, a co-owner and Treasurer of Metal Finishing Technologies, Inc., of Forestville, Connecticut, a company engaged in metal finishing for high technology industries. His is also the managing partner of Metal Finishing Technologies Investments, an investment company in Plainville, Connecticut; and MFT Realty Co. and Bristol Self Storage, both of Plainville, Connecticut, which are real estate management and investment companies. Mr. Kramer is a certified public accountant.

       Lawrence Mittman is a partner in the New York City law firm Battle Fowler LLP, where he has been employed since 1979. Battle Fowler is counsel to the Soliciting Stockholder, Toy Biz, Inc., and other businesses in which Mr. Perlmutter is a substantial stockholder. Mr. Mittman has served as a director of CompUSA, a publicly held company, since 1995.

       It is expected that the New Board will authorize the compensation of directors that is comparable to directors' compensation paid by similar corporations, i.e., corporations with similar amounts of assets and liabilities, liquidity, financial resources, operations and prospects. The Company is financially distressed, and the current prospects for short-term cash compensation to the Nominees is remote. Accordingly, prior to the Company's becoming profitable, the New Board will not authorize directors' compensation to each director greater than $1,000 per Board meeting attended and reimbursement of reasonable expenses in connection with attending such meetings. In addition, the New Board recognizes that the Company may not have the cash available to pay that compensation, and in lieu thereof, the New

                                        8
C/M:  10302.0046  502903.2

Board may agree to deferred payment of cash compensation, or payment in the form of Common Stock, or a combination of both. Moreover, the Nominees recognize their inherent conflict of interest with respect to their own compensation and their fiduciary duties to the stockholders of the Company regarding such matters. If the Company becomes profitable, they would then structure their compensation in a way that enhances the value of the Company's Common Stock.

       None of the Nominees is affiliated with the Soliciting Stockholder except Mr. Perlmutter, who is its sole stockholder, a director and President and Treasurer, and Mr. Grosser, who is the other director, Vice President and Secretary. See "Business Plans of the New Board - Substantive Business Plans - Compensation."

       The Soliciting Stockholder and its sole stockholder, Mr. Perlmutter, will indemnify each Nominee, to the fullest extent permitted by applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by a Nominee in his capacity as a nominee for election as a director of the Company, and, if elected, as a director of the Company, or arising out of his status in either such capacity. The indemnification includes reimbursement for reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel, in connection with the defense of any claim, action, suit or proceeding as aforesaid. If the Nominees are elected, such indemnification will be secondary to such indemnification as the Nominees would be entitled to receive from the Company and all other sources.


                         BUSINESS PLANS OF THE NEW BOARD

       If the New Board is elected, it will face two classes of issues that must be addressed to improve the value of the Company to its stockholders: (1) development of substantive business plans for the Company, in light of the Company's weak and depleted financial resources, and (2) improvement of Board accountability to the stockholders by the waiver or termination of the Article Fifth Restrictions (as defined below under "Termination of Stock Ownership Restrictions") in the Company's certificate of incorporation.

Substantive Business Plans

       The Product Liability Trust. As part of the Plan of Reorganization that was approved in 1990 by the Bankruptcy Court, a portion of the Company's liquid assets were set aside in the Product Liability Trust to pay outstanding or unasserted product liability claims. As of December 31, 1996, the Product Liability Trust had net assets of approximately $11.4 million, and there was only one outstanding claim against the Trust as of December 31, 1996. The balance, if any, of the Product Liability Trust, by its terms, will be released to the Company on or about January 31, 2020, or such earlier date as the Bankruptcy Court may, on application, approve. The Company reported on May 23, 1997, that one additional lawsuit was made against the Company, for which the Product Liability Trust is responsible, in the amount of $70,000,000. The Soliciting Stockholder has only limited information about the

                                        9
C/M:  10302.0046  502903.2
lawsuit, and the lawsuit may delay or permanently preclude the Company from obtaining any distribution from the Product Liability Trust.

       The New Board, if elected, would explore the possibility of terminating the Product Liability Trust, or arranging for the partial distribution of its assets, based upon a review by actuaries and other experts of the amount of the Product Liability Trust that can reasonably be expected to be paid out to claimants between now and January 31, 2020. If the Product Liability Trust were substantially diminished by the pending claims, or by new claims asserted hereafter, that would substantially reduce the liquid assets that could become available to the Company from the Product Liability Trust. The Current Board has not effectively pursued any strategy for terminating or otherwise obtaining any value to the stockholders of the Company from the Product Liability Trust, and did not report any possible consideration of the matter until recently, when the Company ran out of cash to pay the President.

       Other Business Plans. If elected, the New Board would explore possible acquisitions for the benefit of the Company, which would necessitate the issuance of the Company's securities in light of the depletion of the Company's liquid assets by the Current Board. Mr. Perlmutter has many years of success in the development of new businesses, including the development of under-funded or illiquid enterprises, and he has been advised in these endeavors by some of the other Nominees. For example, Mr. Perlmutter acquired the predecessor of Toy Biz, Inc., a publicly held company, in 1990, and net sales grew from approximately $45 million in 1991 to more than $221 million in 1996; net income over the same period grew from a loss of $(263,000) to $16.6 million. In 1992, Mr. Perlmutter acquired a half interest in Remington Products Company, a privately held company which was then in financial difficulty. Mr. Perlmutter was instrumental in effecting the turn-around of Remington Products Company and, in 1996, sold his interest in Remington Products Company at a substantial profit. Although there can be no assurance that the New Board would replicate such success, Mr. Perlmutter has a favorable track record, and he has chosen the other Nominees (including the Additional Nominees) based upon his business experience with them, or upon the recommendations of other Nominees. Moreover, the Nominees (including the Additional Nominees) intend to structure their relationship with the Company to increase stockholder value.

       The New Board, if elected, would remove all current officers of the Company and, to the extent permitted by law, terminate all existing employment and similar agreements. Some of the Nominees may become the executive officers of the Company. The Soliciting Stockholder is unaware of any employment agreements or other obligations binding on the Company which would require the Company to make any payments or incur other liabilities on account of the removal of the current officers.

       Termination of Stock Ownership Restrictions. The New Board would also consider, waiving or terminating the restrictions (the "Article Fifth Restrictions") with respect to ownership of the Common Stock contained in Article Fifth of the Company's amended and restated certificate of incorporation (the "Certificate of Incorporation"). The Article Fifth Restrictions, if not waived or terminated by the Board of Directors, prohibit any person from (i) acquiring an amount of stock that would make such person a holder of more than 5% of the outstanding Common Stock, and/or (ii) if such person holds 5% or more of the Common Stock, from selling or otherwise transferring any Common Stock. The New Board

                                       10
C/M:  10302.0046  502903.2
would seek such waiver or termination of the Article Fifth Restrictions without seeking stockholder approval.

       According to Article Fifth, paragraph G, of the Certificate of Incorporation, the purpose of the Article Fifth Restrictions is to preserve the tax benefits of the Company's net operating loss carryforwards (the "Carryforwards"). The amount of the Carryforwards as of December 31, 1996, was estimated by the Company to be approximately $184 million, as reported in the Company's financial statements (hereinafter, the "Financial Statements") filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996. Note 3 to the Financial Statements advises that it is uncertain that the Company can ever realize any benefit from the Carryforwards, and so the Article Fifth Restrictions no longer appear to serve any significant corporate purpose. The New Board expects to seek out reliable tax advisors to determine whether the Company has any realistic prospect of ever realizing any benefit from the Carryforwards.

       The Soliciting Stockholder believes that the existence of the Article Fifth Restrictions discourages major financial investors from making an investment in the Common Stock, which holds down demand for the Common Stock, and therefore holds down the price at which the Common Stock could be traded. The Soliciting Stockholder also believes that the Article Fifth Restrictions have the effect of entrenching existing management in office, as the Article Fifth Restrictions preclude stockholders or other investors from acquiring a controlling block of Common Stock which would enable them to replace or otherwise improve existing management. The New Board will therefore give serious consideration to removal of the Article Fifth Restrictions. Moreover, if the Soliciting Stockholder or certain Nominees are to acquire additional shares, by purchase or as compensation or as reimbursement for expenses, it may be
necessary   for  the  New  Board  to  waive  or  terminate   the  Article  Fifth
Restrictions.

Other Possible Actions

       The New Board may consider various other alternatives that would be intended to increase the value of the Common Stock, including actions that may entail:

       (a) the acquisition of additional Common Stock or other securities of the Company, or the disposition of securities of the Company in the open market or otherwise;

       (b)  an  extraordinary  corporate  transaction,   such  as  a  merger  or
liquidation, involving the Company;

       (c) a sale or transfer of a material amount of assets of the Company;

       (d) in addition to the changes disclosed above or elsewhere herein, other changes in the Board of Directors or management of the Company;

       (e) a material change in the present dividend policy of the Company;

       (f) other material changes in the Company's business or corporate structure;

                                       11
C/M:  10302.0046  502903.2

       (g) changes in the Company's certificate of incorporation; or

       (h) actions similar to those enumerated above (each of the foregoing are collectively hereinafter referred to as the "Enumerated Actions").

       The  New  Board's  determination  with  respect  to any of the  foregoing
Enumerated Actions will depend upon various factors the New Board may deem relevant. The New Board, if elected, would seek the approval of the stockholders of the Company to any of the Enumerated Actions if required by the Company's by-laws, certificate of incorporation, or any applicable law. The Enumerated Actions set forth in clause (b) would require approval of the stockholders; the Enumerated Actions in clauses (d), (g) and (h) may require approval of the stockholders, depending on the facts and circumstances of the actual proposals.

       At the present time, the Soliciting Stockholder has no expectation that it or any of its affiliates or associates will, directly or indirectly, undertake, advance or be a party to any of the Enumerated Actions, except that the Soliciting Stockholder or other participants may acquire additional shares of Common Stock, which may be in excess of 5% of the outstanding Common Stock, or, in the alternative, dispose of all or any lesser portion of its shares of Common Stock. In addition, the Soliciting Stockholder reserves the rights to be a party to any of the Enumerated Actions, if approved in accordance with the By-laws and applicable law, and if approved in accordance with the policy set forth in the following paragraph. In addition, if the New Board is elected and members act as finders or otherwise provide services to the Company (which services may overlap with their services as directors of the Company), the New Board may pay fees to such members for such services.

       If the New Board is elected by the stockholders, the Soliciting Stockholder will not engage, directly or indirectly, in any Enumerated Action with the Company (other than open market purchases and sales of the Common Stock or other securities of the Company) unless such transaction is approved (i) by a majority of the disinterested members of the Board of Directors, or (ii) if there are no disinterested directors, by the Board after receipt and review of an opinion of an independent investment banker or other appropriate expert to the effect that such transaction (A) is fair to the Company and the stockholders other than the Soliciting Stockholder, or (B) is on terms not materially different than could be obtained by arms' length negotiations with a person not affiliated or associated with the New Board.


                              CERTAIN TRANSACTIONS

       The Soliciting Stockholder expended $45,539 to purchase 151,797 shares of Common Stock. The funds used in making the purchases came from working capital. Tangible Media, Inc., an affiliate of the Soliciting Stockholder, acquired its 34,037 shares of Common Stock by virtue of its status as a creditor of the Company through the Plan. (See "Reasons for Electing a New Board - Background - Past Bankruptcy and Reorganization.") Mr. Handel expended $53,629 to purchase 198,167 shares of Common Stock and Mr. Grosser expended $1,350 to purchase 5,000 shares of Common Stock. The funds used in making the purchases came from their respective personal savings.


                                       12
C/M:  10302.0046  502903.2

       As  more  fully  set  forth  in  "Proposed  New  Board,"  the  Soliciting
Stockholder and Mr. Perlmutter will indemnify the members of the New Board against claims, suits and judgments, including the costs of defending against such claims, suits and judgments, arising out of their status as nominees or members of the Board. See "Proposed New Board."

       There are no formal or binding agreements or understandings between or among the Soliciting Stockholder and the New Board with respect to the manner in which the New Board, if elected, would manage the Company.

       The New Board would have the authority, in the exercise of its business judgment, to authorize the payment of compensation to some or all members of the New Board.

       Neither the Soliciting Stockholder nor any Nominee (including the Additional Nominees) is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. The Soliciting Stockholder and Messrs. Perlmutter, Grosser and Handel, and certain other persons are parties to a joint filing agreement (the "Joint Filing Agreement") dated March 19, 1997, pursuant to which all parties to the agreement agreed to file reports on Schedule 13D with respect to their ownership of the Common Stock of the Company. The Joint Filing Agreement is terminable at will as to any party and provides for nothing other than the authorization of certain parties to the agreement file reports (including amendments) on Schedule 13D. In the Schedule 13D, originally dated March 20, 1997, as amended to date under the authority of the Joint Filing Agreement, the parties disclaimed beneficial ownership of shares owned by the other parties (except for Mr. Perlmutter with respect to shares of Common Stock owned by the Soliciting Stockholder and his affiliate, Tangible Media, Inc.).


                                       13
C/M:  10302.0046  502903.2

       The following table sets forth all purchases and sales of the Common Stock by the Soliciting Stockholder, and Messrs. Handel and Grosser, in the two years ended on June 6, 1997. No other Nominee or Additional Nominee has purchased shares of Common Stock during the past two years.

                                            Number of Shares         Price
                                                Purchased or           per
Stockholder                  Date                     (Sold)         share
-----------
Soliciting Stockholder      3/4/97                    46,797         $0.30
Soliciting Stockholder     1/31/97                    15,000          0.30
Soliciting Stockholder     12/17/96                   30,000          0.30
Soliciting Stockholder     12/13/96                   60,000          0.30
Grosser                    2/25/97                     5,000          0.30
Handel                     2/25/97                    40,000          0.27
Handel                     1/27/97                    18,500          0.30
Handel                     1/22/97                    30,000          0.30
Handel                     12/13/96                    1,938          0.25
Handel                     12/11/96                   32,500          0.28
Handel                     12/5/96                    30,000          0.28
Handel                     12/3/96                    35,000          0.25
Handel                     11/27/96                   10,229          0.15



       PLEASE PROMPTLY FILL OUT AND SIGN THE GREEN PROXY CARD AND
       RETURN IT IN THE POSTAGE-PAID ENVELOPE.

                                       14
C/M:  10302.0046  502903.2

-------------------------------------------------------------------------------
                        YOUR VOTE IS EXTREMELY IMPORTANT

         No matter how many shares or how few shares of Ranger Industries, Inc. you own, please vote FOR the Soliciting Stockholder's nominees by signing, dating and returning your GREEN proxy card in the enclosed postage paid envelope.

         If your shares are held through a bank or brokerage firm, only your bank or brokerage firm can vote your shares, and only after receiving your voting instructions. Please call your bank or broker and instruct your representative to vote your shares FOR the Soliciting Stockholder's nominees on the GREEN proxy card.

         TIME IS CRITICAL. PLEASE VOTE AND RETURN YOUR COMPLETED
AND SIGNED GREEN PROXY CARD TODAY.

         If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Beacon Hill Partners, Inc., at the toll-free number listed below:

                           BEACON HILL PARTNERS, INC.
                           90 Broad Street, 20th Floor
                            New York, New York 10004
                                 (800) 854-9486

-------------------------------------------------------------------------------


C/M:  10302.0046  502903.2

   THIS PROXY IS SOLICITED BY PURE GROUP, INC. (THE "SOLICITING STOCKHOLDER")
                               IN CONNECTION WITH
                   THE 1997 ANNUAL MEETING OF STOCKHOLDERS OF
                             RANGER INDUSTRIES, INC.

The undersigned stockholder of RANGER INDUSTRIES, INC. (the "Company") hereby appoints Morton E. Handel, Raymond Minella and Isaac Perlmutter, and each of them, as lawful attorneys and proxies, with several power of substitution, for and in the name of the undersigned to represent and vote, as designated below, all shares of the Common Stock of the Company which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders, to be held on July 29, 1997 at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, commencing at 10:30 am, or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.

A. ELECTION OF DIRECTORS: Nominees of the Soliciting Stockholder (Pure Group, Inc.):



     [  ] FOR all the nominees listed below (except as marked to the contrary).


     [  ] WITHHOLD AUTHORITY for all nominees listed below.
          NOMINEES: MORTON E. HANDEL    RAYMOND MINELLA    ISAAC PERLMUTTER
                    ALAN FINE           ROBERT GROSSER     DAVID B. KRAMER
                    LAWRENCE MITTMAN

         INSTRUCTION:   To withhold authority to vote for any nominee(s),
                        PRINT THAT NOMINEE'S NAME in the space provided below:


          ____________________________________________________________________

The Soliciting Stockholder is not seeking, and the proxies will not vote, for any nominees other than the nominees named above.

B. ADJOURNMENTS:If a quorum is not present, to vote upon any motion for adjournment or postponement made by or supported by the Soliciting Stockholder.



     [  ] FOR       [  ]  AGAINST       [  ]  ABSTAIN


C. DISCRETIONARY AUTHORITY: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

This Proxy Card, when properly executed, will be voted as directed herein. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED ABOVE, "FOR" ANY ADJOURNMENT OR POSTPONEMENT SUPPORTED BY THE SOLICITING STOCKHOLDER, AND IN THE DISCRETION OF THE PROXIES AS TO ALL OTHER MATTERS.

      Please date and sign this proxy exactly as your name appears hereon.

Dated:  ________________         ____________________________________________
                                 Signature of Owner

                                 ____________________________________________
                                 Additional Signature of Joint Owner (if any)


                                 If stock is jointly held, each joint owner should sign. When signing as attorney in fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

                TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF
                 THE SOLICITING STOCKHOLDER, PURE GROUP, INC.,
                    JUST SIGN, DATE AND RETURN THIS PROXY --
                            NO BOXES NEED BE CHECKED.


C/M:  10302.0046  502903.2